Exhibit 10.4

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “***”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

LICENSE AGREEMENT

THIS AGREEMENT, effective June 6, 2012, is entered into

- BY -

ANTECIP BIOVENTURES II LLC,

a corporation incorporated under the laws of Delaware,

having its principal place of business at

630 Fifth Avenue Suite 2000, New York, NY 10111

(herein called “Antecip”)

- AND -

AXSOME THERAPEUTICS, INC.,

a corporation incorporated under the laws of Delaware,

having its principal place of business at

45 Rockefeller Plaza Suite 2000, New York, NY 10111

(herein called “Axsome”).

I.                                   Background of Agreement

1.0 Antecip owns or controls the rights to a proprietary drug product, more particularly described hereafter as the “Licensed Product”.

1.1 Axsome is a biopharmaceuticals research and development company.

1.2 Axsome and Antecip now wish to set forth the terms and conditions of a license under which Axsome shall be entitled to certain rights to develop and commercialize the Licensed Product.

NOW THEREFORE, in consideration of the foregoing premises, the mutual covenants and obligations hereinafter contained, and other good and valuable consideration, Antecip and Axsome agree as follows:

II.                              Definitions

As used herein, the following terms shall have the meanings set forth below:

“Affiliate” means any company that is controlled directly or indirectly by a party hereto, or any company that directly or indirectly controls a party hereto, or any company that is directly or indirectly controlled by a company which also directly or indirectly controls a party hereto, so that Affiliate shall include any parent or subsidiary of a party hereto, or any directly or indirectly held subsidiary of a party hereto.

“Applicable Authority” means any governmental authority, agency or other governmental body of a country in the Territory responsible for administering Applicable Laws relating to the Licensed Product. An example, and not in limitation of the foregoing, is the FDA in the United States.

“Applicable Laws” means all federal, state, and local laws, rules and regulations of a country in the Territory applicable to (i) the development, commercialization, manufacture, sale, use, marketing, distribution and importation of the Licensed Product (including without limitation the United States Food, Drug and Cosmetics Act and all applicable rules and regulations of the FDA related thereto), or (ii) the performance of either party’s obligations under this Agreement.

“Commercially Reasonable Efforts” means those efforts and resources consistent with the usual practice of Axsome in pursuing the development or commercialization of its own pharmaceutical products that are of similar market potential as the Licensed Products with respect to a product at a similar stage taking into account its safety and efficacy, the cost to develop and commercialize the product, the establishment of the Licensed Product in the marketplace, the competitiveness of the marketplace, the patent and other proprietary position of the Licensed Product, the regulatory structure involved and likelihood of obtaining Regulatory Approval, the profitability of the Licensed Product and all other relevant factors.

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “***”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

“Company” includes a corporation, firm, partnership or other entity.

“Confidential Information” shall mean all disclosures of know-how, inventions and other intellectual property under this Agreement, and any other information about the businesses or affairs of the other, but excluding information which:

(a) was already known to the receiving party at the time of its disclosure by the disclosing party;

(b) has been published or is otherwise within the public knowledge or is generally known to the public;

(c) has come into the public domain without any breach of this Agreement;

(d) became known or available to the receiving party from a source having the right to make such disclosure to the receiving party and without restriction on such disclosure to the receiving party;

(e) is disclosed to the public and is generally available to the public as a result of compliance with any applicable law or regulation; or

(f) is disclosed as the result of any applications for, or publication of, the Licensed Patents.

“Control” means the ownership, directly or indirectly, of more than 50% of voting rights attached to the issued voting shares or comparable interests in a Company.

“Effective Date” shall be June 6, 2012.

“Field” means, and is limited to, veterinary and human therapeutic and diagnostic products and the manufacture, use and sale thereof.

“First Commercial Sale” means, with respect to the Licensed Product, the first sale of the Licensed Product in a given country or other regulatory jurisdiction in the Territory by or on behalf of Axsome, or any of its Affiliates or Sublicensees, to a Third Party, after receipt of Regulatory Approval for the Licensed Product in such country or regulatory jurisdiction.

“Know-How” means all information, know-how, assays, manufacturing processes, specifications, quality control, testing procedures, expertise, technical assistance and other Know-How developed by or for Antecip relating to the development, manufacture, use or sale of Product and which constitute Confidential Information and which Antecip discloses to Axsome.

“Licensed Patents” means (a) the patents and patent applications listed on Schedule A; (b) all non-provisional patent applications that claim priority to any provisional application listed on Schedule A; and (c) all divisionals, continuations, and such claims of continuations-in-part as are entitled to claim priority to the aforesaid patents and/or patent applications, and all reissues, reexaminations, extensions of, and foreign counterparts; and (d) any patents that issue with respect to the aforesaid patent applications.

“Licensed Products” means any pharmaceutical product in all dosage forms and formulations, that contains a Product, the manufacture, sale, offer for sale, importation, or use of which (i) infringes on a Valid Claim; or (ii) embodies or incorporates Know-How.

“Net Sales” shall mean, with respect to sales of the Licensed Product by Axsome, permitted assigns or a Sublicensee, the total sales price of the Licensed Product sold by Axsome, its Affiliates, permitted assigns or a Sublicensee in final dosage form less the following items directly attributable to the sale of the Licensed Product that are specifically identified on the invoice for such sale and borne by Axsome, Affiliates, or Sublicensees as the seller: (a) discounts and rebates actually granted; (b) sales, value added, use and other taxes and government charges actually paid, excluding income taxes; (c) import and export duties actually paid; (d) freight, transport, packing and transit insurance charges actually paid or allowed; and (e) other amounts actually refunded, allowed or credited due to rejections or returns, but not exceeding the original invoiced amount.  Net Sales shall be determined from books and records maintained in accordance with generally acceptable accounting principles in the United States, as consistently applied by Axsome with respect to sales of all its pharmaceutical products.

“Product” means zoledronic acid or any combination that includes zoledronic acid. The definition includes all its various chemical forms, including derivatives acids, bases, esters, salts, isomers, enantiomers, pro-drug forms,

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “***”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

metabolites, hydrates, solvates, polymorphs and degradants thereof in crystal, powder or other form and improvements, including new formulations and combinations.

“Regulatory Approval” means (a) in the United States, approval by the Food and Drug Administration (“FDA”) of a New Drug Application (“NDA”), Abbreviated New Drug Application (“ANDA”) or similar application, for marketing approval, together with satisfaction of any related applicable FDA registration and notification requirements necessary to permit the sale of the Licensed Product commercially in the United States in accordance with Applicable Laws, and (b) in any country other than the United States, approval by Applicable Authorities having jurisdiction over such country of a single application or set of applications comparable to an NDA or ANDA, together with satisfaction of any related applicable regulatory and notification requirements and other approvals required under the Applicable Laws, including, without limitation, approvals necessary to permit the manufacture and sale of the Licensed Product commercially in such country.

“Royalty Term” means, on a country-by-country and Licensed Product-by-Licensed Product basis, the period commencing upon First Commercial Sale of a Licensed Product in a country and ending upon the later to occur of: (i) the date on which such Licensed Product is no longer covered by a Valid Claim in such country; and (ii) ten (10) years from the date of First Commercial Sale of such Licensed Product in such country.

“Sublicensee” means a person to whom Axsome has sublicensed or assigned all or part of the rights granted to Axsome by Antecip by this Agreement.

“Territory” means all countries of the world.

“Valid Claim” means any claim of an issued and unexpired Licensed Patent that has not been rejected, revoked or held unenforceable or invalid by a final, nonappealable decision of a court or other governmental authority of competent jurisdiction or unappealed within the time allowable for appeal, and that has not been explicitly disclaimed, or admitted by Antecip to be invalid or unenforceable through reissue, disclaimer or otherwise.

“Third Party” means any person or entity other than Antecip, Axsome, or any of their respective Affiliates.

III.                         License Grant

3.0 Antecip hereby grants to Axsome in the Field and Territory, an exclusive license under the Licensed Patents and Know-How to develop and to make, have made, use, sell, have sold and otherwise dispose of the Licensed Product.

3.1 Subject only to Antecip’s consent during the Royalty Term which shall not be unreasonably withheld or delayed having regard to the rights and obligations of Axsome under this Agreement, Axsome shall have the right to grant sublicenses of its rights granted to it pursuant to Section 3.0 which may, in Axsome’s discretion, convey to Sublicensees the right to grant further sublicenses.

IV.                          Licensing Consideration

4.0 In consideration of the rights granted by Antecip to Axsome under this Agreement, Axsome shall pay Antecip the consideration on sales by Axsome, its Affiliates and permitted assigns of the Licensed Product, a royalty equal to 4.5% of Net Sales. These royalty payments shall be made in accordance with Article VII of this Agreement. There shall be no minimum annual royalty payments payable by Axsome to Antecip for the rights set out in this Agreement.

4.1  If Axsome is required to obtain a license from any Third Party under any patent that (in absence of a license) would be infringed by the manufacture, use or sale of the Licensed Product as it exists on the Effective Date or claimed in the Licensed Patents (excluding, for the avoidance of doubt, any additional technology that may be combined or incorporated into the Licensed Product), and if Axsome is required to pay to such Third Party under such license any royalties calculated on sales of corresponding Licensed Product (“Third Party Amounts”), and the infringement of such patent cannot reasonably be avoided by Axsome, then Axsome shall be permitted to credit up to fifty percent (50%) of the amount of such Third Party Amounts it actually pays in each calendar quarter against royalties that are payable to Antecip during the same calendar quarter; provided that in no event shall royalties payable to Antecip be reduced to less than fifty percent (50%) of the rates set forth in Section 4.0.

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “***”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

V.                               Commercialization and Further Research

5.0 Upon execution of this Agreement Axsome, on its own or through a Sublicensee, shall ensure that Commercially Reasonable Efforts are used, in relation to the Licensed Product, to:

(a) perform in a timely fashion pre-clinical and clinical testing and evaluation necessary to obtain Regulatory Approval; and

(b) seek Regulatory Approvals required to produce, manufacture, distribute and market the Licensed Product in the Territory; and

(c) market the Licensed Product in those countries within the Territory where Regulatory Approvals are obtained.

5.1 Antecip shall disclose to Axsome, and Axsome shall be entitled to use all information relating to the Licensed Product, including Licensed Patents and all Know-How, to enable Axsome or its Sublicensees to perform its obligations and enjoy the rights granted under this Agreement.

5.2 All know-how, inventions and all other intellectual property, whether or not protectable, generated solely by Axsome or its employees during the term of this Agreement and relating to the Licensed Product shall belong solely to Axsome. Determination of inventorship, for this Section 5.2 shall be made in accordance with United States patent law.

5.5 Antecip and Axsome shall receive and maintain all disclosures of Confidential Information in confidence and shall not at any time disclose any such received information to persons other than their Affiliates, officers, employees and advisers. The disclosure of such information by Axsome to a Sublicensee or prospective Sublicensee who has agreed to keep such information confidential is permitted by this Agreement. Each party shall take all reasonable steps to ensure that their respective Affiliates, officers, employees, and advisers maintain the obligations of confidence imposed on Antecip and Axsome.

VI.                          Sublicensing and Assignment

6.0 Axsome has the right to sublicense any or all of the rights granted under this Agreement to any other person provided that Axsome satisfies the conditions of this Section. At Axsome’s request, Antecip shall permit Axsome to grant a Sublicensee a sublicense to develop and commercialize the Licensed Product, provided, however that during the Royalty Term (i) Axsome provides Antecip with a reasonably detailed description of the proposed sublicense arrangement, (ii) said Sublicensee agrees to protect the Confidential Information of Antecip; and (iii) Axsome obtains the prior written approval of Antecip of said Sublicensee, such approval not to be unreasonably withheld or delayed. Antecip shall not be deemed to have unreasonably withheld such approval if such proposed sublicense (i) is contrary to or negates the effect of any provision of this Agreement or (ii) puts Antecip in a less advantageous position than it would be absent such sublicense.

VII.                     Payments

7.0 Axsome shall pay to Antecip all amounts due to Antecip at the same time as Quarterly Reports are due as provided in Section 7.1.

7.1 Within sixty (60) days after the end of each calendar quarter, Axsome shall deliver to Antecip an accurate and complete written accounting of (i) Axsome’s and Sublicensees’ U.S. Net Sales and (ii) Axsome’s and Sublicensees’ Ex-U.S. Gross Sales, and (iii) the royalties due to Antecip for such quarter (“Quarterly Reports”). The Quarterly Reports shall be in English and include the applicable U.S. Net Sales and/or Ex-U.S. Gross Sales of the Licensed Product on a country-by-country basis (expressed in United States Dollars). Quarterly Reports shall be provided for each Calendar Quarter after the First Commercial Sale of the Licensed Product, regardless of whether any sales occur during such Calendar Quarter.

7.2 Payments provided for in this Agreement, when overdue, shall bear interest at a rate per annum equal to one percent (1%) in excess of LIBOR (expressed as an annual rate) from the due date until such payment is made.

7.3 If this Agreement is for any reason terminated before all of the payments herein provided for have been made, Axsome shall immediately submit a terminal report and pay to Antecip any remaining unpaid balance which has accrued even though the due date as provided in Sections 7.0 and 7.1 has not been reached.

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “***”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

VIII.                Licensed Patents and Patent Infringement

8.0 The acquisition and maintenance of Licensed Patents shall be managed by a patent professional acceptable to the parties who shall be instructed by the parties to diligently pursue prosecution of the Licensed Patents. It shall be the responsibility of this patent professional to advise the parties of the status of the Licensed Patents, and to involve the parties in all portfolio management decisions. Axsome shall pay all fees and expenses of any preparation, filing, prosecution and maintenance of Licensed Patents. In the event Axsome elects not to file, prosecute or maintain the Licensed Patents in a country, Axsome shall have no rights under the Licensed Patents or under this Agreement in the country so elected, it shall so advise Antecip on a timely basis so it can pursue such rights and Antecip shall have the exclusive right to file, prosecute, maintain, and exploit the Licensed Patents in that country at its expense.

8.1 Each party shall be entitled to receive for comment copies of all patent applications relating to the Licensed Patents and correspondence, including status reports, relating to the prosecution, maintenance, issue, re-issue, re-examination or division of these patent applications.

8.2 If either Axsome or Antecip is sued by a third party for patent infringement because of its exercise of the license granted herein, Axsome shall defend the suit at its own expense, but Antecip shall cooperate to the fullest, at Axsome’s expense, in the conduct of the defense. If the parties to the suit reach a tentative settlement, Antecip, acting reasonably, must consent to same.

8.3 In the event that any infringement of any of the Licensed Patents comes to the attention of either party hereto, such party shall promptly notify the other party thereof. At Antecip’s request, Axsome shall, if it is commercially reasonable to do so, undertake an infringement suit that is reasonably required and in the best interest of both parties. In the event that Axsome undertakes such suit, it shall do so at its own expense in the name of Antecip or Axsome or both. In such event, Antecip shall cooperate fully with Axsome, at Axsome’s expense. Axsome shall not settle any such suit without obtaining the consent of Antecip, such consent not to be unreasonably withheld. Any recovery obtained by Axsome as the result of such proceeding, by settlement or otherwise, shall be applied for the following purposes and in the following order: (1) against legal and other expenses of the suit, and (2) against liabilities of Axsome and Antecip resulting from the suit. Any remaining recovery obtained by Axsome shall be apportioned to Antecip and Axsome so that Antecip receives a royalty, in accordance with Section 4.1, on such remaining recovery which shall be considered Net Sales.

IX.                         Representations and Warranties

9.0 Antecip represents and warrants that to its knowledge (i) Antecip is the owner or agent of the entire right, title, and interest in and to the Licensed Patents, (ii) Antecip has the right to grant licenses hereunder, and (iii) Antecip has not knowingly granted and will not knowingly grant licenses or other rights to the Licensed Patents that are in conflict with the terms and conditions in the Agreement.

9.1 Neither Antecip nor the named inventor (Inventor) of the Licensed Patents shall have any liability whatsoever to Axsome or any other person for or on account of any injury, loss, or damage, or any kind of nature, sustained by, or any damage assessed or asserted against, or any other liability incurred by or imposed upon Axsome or any other person, arising out of or in connection with or resulting from (1) the manufacture, use, or sale of any Licensed Product; or (2) any advertising or other promotional activities with respect to any of the foregoing, and Axsome shall hold Antecip and Inventor harmless and indemnify them if any one of them is held liable.

9.2 Axsome, at its own expense will carry and maintain in full force and effect insurance, including product liability insurance, adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated at all times during which the Licensed Product is being clinically tested in human subjects or commercially distributed or sold by or on behalf of Axsome pursuant to this Agreement.  Antecip shall be named as additional insured on such insurance and the carrier shall agree not to cancel same without providing 60 days prior written notice of cancellation.

X.                              Termination

10.0 This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to Sections 10.1 or 10.2, shall remain in effect, on country-by-country basis, until the expiration of the Royalty Term (the “Term”).  Upon expiration of the Term (as opposed to termination prior to expiration of the Term), Axsome

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “***”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

shall have a fully paid-up, royalty-free, perpetual non-exclusive license, with the right to sublicense to the Know-How to make, have made, use, sell, offer for sale and import Licensed Products in the Field in the applicable country of the Territory.

10.1 (a) Axsome may terminate this Agreement at any time upon sixty (60) days written notice in advance to Antecip.

(b) If Antecip defaults in any of its material obligations under this Agreement and such default is not remedied within thirty (30) days of the date of written notice of default from Axsome to Antecip, Axsome may terminate this Agreement by sending written notice to Antecip. This termination shall be effective thirty (30) days after written notice.

(c) If either Axsome or Antecip is adjudged bankrupt, or becomes insolvent, makes an assignment for the benefit of creditors, or is placed in the hands of a receiver or a trustee in bankruptcy, the other party may terminate this Agreement by giving sixty (60) days’ notice by registered mail to the other party, specifying the basis for termination. If within sixty (60) days after the receipt of such notice, the party receiving notice remedies the condition forming the basis for termination, such notice shall cease to be operative, and this Agreement shall continue in full force. Either party may within sixty (60) days of the notice of termination dispute the allegation of insolvency and if so the termination shall not be effective until the dispute is resolved finally in accordance with the terms of this Agreement in the terminating party’s favor. If Antecip terminates this Agreement because Axsome has been adjudged bankrupt, has become insolvent, has made an assignment for the benefit of its creditors, or has been placed in the hands of a receiver or trustee in bankruptcy, Antecip shall enter into agreements with any sublicensees of Axsome to grant these sublicenses granted by Axsome under any sublicense agreement.

10.2  Upon termination of this Agreement for any reason Axsome shall, promptly after such termination, (i) transfer to Antecip ownership of all regulatory filings and Regulatory Approvals that relate solely to Licensed Products, (ii) deliver to Antecip all pre-clinical and clinical data and information in Axsome’s possession or control relating solely to Licensed Products, including for clarity manufacturing data, if any (subject to the last sentence of this Section 10.2), in the same form in which Axsome maintains such data; and (iii) deliver to Antecip, in the same form in which Axsome maintains such items, copies of all reports, records, regulatory correspondence and other materials in Axsome’s possession or control relating solely to the pre-clinical, clinical development and commercialization of Licensed Products, including, if applicable, any information contained in the global safety database established and maintained by Axsome; provided that the parties agree that any good faith failure by Axsome to provide immaterial data, information, reports, records, correspondence or other materials to Antecip shall not be a breach of Axsome’s obligations under this Section 10.2.

10.3 This Section and the following rights and obligations shall survive any termination of this Agreement to the degree necessary to permit their complete fulfillment or discharge:

(a)         Axsome’s obligation to supply a terminal report as specified in Section 7.3 of this Agreement.

(b)         Antecip’s right to receive or recover and Axsome’s obligation to pay amounts accrued at the date of termination under Article IV of this Agreement.

(c)          Axsome’s obligation to maintain records and make them available under Section 11.0 of this Agreement.

(d)         The covenants, representations, warranties and indemnities under Section 8.2 and Section 9.1 of this Agreement.

(e)          The obligations of confidentiality as provided in Sections 5.5 of this Agreement.

(f)           Antecip’s obligation to enter into agreements with Sublicensees under Section 3.1 and Section 6.0 of this Agreement.

(g)          Axsome’s obligations under Section 10.2 of this Agreement.

XI.                         Records

11.0 Axsome shall keep accurate records relating to all matters relevant to this Agreement (including payments due hereunder and Axsome’s calculation of Net Sales) and shall permit Antecip or its duly authorized independent accountant to inspect all such records and to make copies of or extracts from such records during regular business

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “***”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

hours and on reasonable notice throughout the term of this Agreement and for a period of three (3) years thereafter. If any such inspection discloses any underpayment to Antecip, Axsome shall promptly pay to Antecip the amount of any shortfall at the rate determined in accordance with Section 7.2 hereof from the date such payment was due until the date that Axsome pays this shortfall to Antecip.

XII.                    Assignability

12.0 Axsome shall have the right to assign this Agreement together with all rights and obligations herein to any other person. This Agreement is not assignable by Antecip without the prior written consent of Axsome, such consent not to be unreasonably withheld or delayed, except that Antecip may assign the Agreement to an Affiliate without consent.

XIII.               Severability

13.0 The parties agree that if any part, term, or provision of this Agreement shall be found illegal or in conflict with any valid controlling law, the validity of the remaining provisions shall not be affected thereby.

XIV.                Use of Licensor’s Name

14.0 In publicizing anything made, used, or sold under this Agreement, Axsome agrees to obtain prior written approval from Antecip before using its name or the name of the named inventor(s) on any Licensed Patents in any publications.

XV.                     Waiver, Integration, Alteration

15.0 The waiver of a breach hereunder may be effected only by a written document signed by the waiving party and shall not constitute a waiver of any other breach.

15.1 This Agreement represents the entire understanding between the parties, and supersedes all other agreements, express or implied, between the parties concerning Licensed Patents.

15.2 A provision of this Agreement may be altered only by a written document signed by the parties, except as provided in Article XIII.

XVI.                Dispute Resolution

16.0 (a) In the event of any dispute relating to this Agreement, the parties shall, prior to instituting any arbitration proceeding or lawsuit (if applicable) on account of such dispute, refer such dispute to a representative of Axsome and a representative of Antecip, who shall, as soon as is practicable, and with the assistance of a mediator as provided below, attempt in good faith to resolve the dispute. The Parties shall select a mediator who shall serve as an impartial facilitator of such discussion. If the Parties are unable to agree upon a mediator, a mediator shall be designated by the American Arbitration Association (“AAA”). The mediation shall be treated as a settlement discussion and therefore will be privileged and confidential. The mediator may not testify for either party or serve as an arbitrator in any later proceeding relating to the dispute, and no recording or transcript shall be made of the mediation proceedings. Each party shall bear its own costs in the mediation and the fees and expenses of the mediator shall be shared equally by the parties.  If such dispute is not resolved within ninety (90) days of the first written request for mediation, either party may seek arbitration of the matter as set forth herein. Notwithstanding anything in this Agreement to the contrary, any party shall be entitled to seek equitable relief any time if the same shall be necessary to prevent irreparable harm to any party.

(b) Except with respect to equitable relief, which may be obtained in a court of competent jurisdiction, if the parties are unable to resolve any dispute through the mediation provisions set forth above, such dispute shall be finally resolved by arbitration. The arbitration shall be in accordance with the Commercial Arbitration Rules (“Rules”) of the AAA which shall administer the arbitration and act as appointing authority; provided that the arbitrator(s) appointed with regard to the arbitration proceeding shall not be the same persons who served as mediators in any mediation between the parties. In the event of any conflict between the Rules and the provisions of this Section 16.0, the provisions of this Section 16.0 shall govern. If the amount in controversy exceeds $50,000, then the arbitration shall be heard and determined by a panel of three arbitrators selected in accordance with the procedures of the AAA. The arbitration, including the rendering of the award, shall take place at such location as the parties may agree and, if no location can be agreed, at such location as the AAA directs. Judgment upon the award of the arbitrators may be

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “***”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

entered in any court having jurisdiction thereof. In the event of any arbitration or other legal proceeding brought by any party against another party with regard to any matter arising out of or related to this Agreement, each party hereby expressly agrees that the final award may also provide for an allocation and division between or among the parties to the arbitration, on a basis which is just and equitable under the circumstances, of all costs of arbitration, including court costs and arbitrators’ fees but not attorneys’ fees; provided, however, that attorneys’ fees may be awarded against a party if the arbitrators specifically find willful misconduct by that Party.

XVII.           Applicable Law

17.0 This Agreement shall be governed by the laws in effect in the State of New York, without regard to its conflict of laws principles that would require the application of the laws of any other jurisdiction.

XVIII.      Notices Under the Agreement

18.0 All written communications and notices between the parties shall be delivered or sent by prepaid mail, registered mail or facsimile transmission to the attention of the party at the addresses first written above, or any other addresses of which either party shall notify the other party in writing. Notices sent by prepaid or registered mail shall be effective on the date delivered and notices sent by facsimile shall be effective on the date transmitted.

XIX.               Extended Meaning

19.0 The use of the singular in this Agreement shall include the plural and vice versa.

XX.                    Force Majeure

20.0 If an event beyond the control of either of the parties to this Agreement prevents a party from performing its obligations under this Agreement for the duration of the event, then such party shall not be in breach of this Agreement while such event is ongoing. An event beyond a party’s control includes a strike, labor dispute, action of a government and an act of God.

XXI.               Currency

21.0 All amounts due under this Agreement shall be paid in United States Dollars and shall be calculated into United States Dollars using the exchange rate published in the Wall Street Journal on the date that the payment is due.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed by their duly authorized officers on the Effective Date.

Axsome Therapeutics, Inc.

/s/ Herriot Tabuteau, M.D.
By:	Herriot Tabuteau, M.D.
Title:	Chief Executive Officer

Antecip Bioventures II LLC

/s/ Herriot Tabuteau, M.D.
By:	Herriot Tabuteau, M.D.
Title:	Managing Member

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “***”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Schedule A

Country	Application No.	Filing Date	Title
***	***	***	***

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “***”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

First Amendment to License Agreement

(Zoledronic Acid)

This First Amendment to License Agreement (“Amendment”) dated August 21, 2015 (the “Effective Date”) is between ANTECIP BIOVENTURES II LLC, a limited liability company formed under the laws of Delaware, having its principal place of business at 630 Fifth Avenue Suite 2000, New York, NY 10111 (herein called “Antecip”) and AXSOME THERAPEUTICS, INC., a corporation incorporated under the laws of Delaware, having its principal place of business at 25 Broadway, 9th Floor, New York, NY 10004 (herein called “Axsome”) (referred to collectively herein as the “Parties”).

Defined Terms

Unless specifically provided for in this Amendment, all capitalized terms used herein shall have the meaning given in the License.

Recitals

WHEREAS the Parties entered into a License Agreement (“License”) dated June 6, 2012, wherein Antecip granted Axsome an exclusive license in the Field and Territory under the Licensed Patents;

WHEREAS Section 15.2 of the License provides that the License may be amended from upon written agreement of the Parties; and

WHEREAS the Parties now desire to amend the License as described herein.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Amendment

1.             Schedule A of the License is hereby deleted in its entirety and replaced with the Schedule A attached hereto.

2.             The Parties agree that Schedule A of the License shall be amended from time-to-time to include information for additional patents and applications falling under the definition of Licensed Patents.

3.             This Amendment and the License constitute the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understanding between the parties (whether written or oral) relating thereto.

4.             All other terms and conditions of the License shall remain in full force and effect.

5.             This Amendment and the License shall be governed for by the laws in effect in the State of New York, without regard to its conflicts of law principles that would require the application of the laws of any other jurisdiction.

6.             This Amendment may be executed by facsimile or by e-mail delivery of a “.pdf” file and in any number of counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute the same Amendment.

[Signature Page Follows]

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “***”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF the parties have caused this Amendment to be executed by their duly authorized officers on the Effective Date.

Axsome Therapeutics, Inc.

/s/ Herriot Tabuteau, M.D.
By: Herriot Tabuteau, M.D.
Title: Chief Executive Officer

Antecip Bioventures II LLC

/s/ Herriot Tabuteau, M.D.
By: Herriot Tabuteau, M.D.
Title: Managing Member

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “***”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Schedule A

Country	Patent or Application No.	Filing Date or Issue Date	Title	Status
***	***	***	***	***